Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT dated as of September     , 2011 (this “Amendment”) is entered into among ONLINE RESOURCES CORPORATION, a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”). All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as defined below).

RECITALS

WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent entered into that certain Credit Agreement dated as of February 21, 2007 (as amended by that certain First Amendment to Credit Agreement dated as of November 30, 2009 and as may be further amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has requested and the Lenders have agreed to amend certain terms of the Credit Agreement as set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments. The Credit Agreement is hereby amended as follows:

(a) The following new definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetic order:

“Consolidated Liquidity” means, for the Borrower and its Subsidiaries on a consolidated basis, all unencumbered (other than a Lien pursuant to any Loan Document) and unrestricted cash and Cash Equivalents.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Lawlor Judgment Liability” means the contingent liability of the Borrower shown as a reserve in the Borrower’s consolidated statement of operations in connection with the employment-related lawsuit filed by Matthew P. Lawlor, the former chairman and chief executive officer of the Borrower, in the Circuit Court of Fairfax County, Virginia.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

(b) The definition of “Applicable Percentage” in Section 1.01 of the Credit Agreement is hereby amended by inserting “, subject to adjustment as provided in Section 2.15” immediately before the proviso in clause (a) therein.

(c) The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended by deleting the grid set forth therein and replacing it with the following:

Pricing Tier	Consolidated Leverage Ratio	Commitment Fee	Letter of Credit Fee	Eurodollar Loans	Base Rate Loans
1	≤ 1.5:1.0	0.375%	2.75%	2.75%	1.75%
2	> 1.5:1.0 but ≤ 2.5:1.0	0.50%	3.00%	3.00%	2.00%
3	> 2.5:1.0	0.50%	3.25%	3.25%	2.25%

(d) Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Base Rate” set forth therein and replacing it with the following:

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

(e) Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Business Day” set forth therein and replacing it with the following:

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

(f) Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Cash Collateralize” set forth therein and replacing it with the following:

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer or Swing Line Lender (as applicable) and the Lenders holding Revolving Commitments, as collateral for obligations of Lenders holding Revolving Commitments to fund participations in respect of either Letters of Credit or Swing Lien Loans (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case in an amount not to exceed 102% of such obligations and pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

(g) Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Consolidated EBITDA” set forth therein and replacing it with the following:

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period, (iv) non-cash stock-based compensation expense for such period, (v) non-cash expenses resulting from the impairment or reduction of goodwill, and (vi) all non-cash, non-recurring expenses, charges and losses for such period (excluding any non-cash expenses, charges or losses related to any inventory or receivables and any non-cash expenses, charges or losses that require an accrual of or reserves for cash expenses, charges or losses for any future period) plus (b) the amount of cash received during such period as consideration for the sale of net operating losses in accordance with the laws of the State of New Jersey plus (c) for the fiscal quarter ending March 31, 2011 only, the non-cash expenses related to the reserve established and maintained by the Borrower for the Lawlor Judgment Liability in an amount not to exceed $7,700,000 plus (d) for the fiscal quarter ending June 30, 2011 only, the amount of severance and retention bonus expense recognized by the Borrower during such fiscal quarter in an aggregate amount not to exceed $1,643,000 plus (e) for the fiscal quarter ending March 31, 2011 only, the amount of all cash expenses related to strategic evaluation process recognized by the Borrower during such fiscal quarter in an aggregate amount not to exceed $873,532 plus (f) subsequent to June 30, 2011, cash expenses related to legal and settlement costs in an aggregate amount not to exceed $1,000,000 for all such periods plus (g) subsequent to June 30, 2011, the amount of severance and retention bonus expense recognized by the Borrower in an aggregate amount not to exceed $3,300,000 for all such periods minus (h) to the extent included in calculating such Consolidated Net Income, all non-cash, non-recurring gains for such period, all as determined in accordance with GAAP.

(h) Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Defaulting Lender” set forth therein and replacing it with the following:

“Defaulting Lender” means, subject to Section 2.15(b), any Lender, as determined by the Administrative Agent, that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

(i) Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Eurodollar Base Rate” set forth therein and replacing it with the following:

“Eurodollar Base Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or, if Reuters is unavailable, such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m. London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

(j) Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Eurodollar Rate” set forth therein and replacing it with the following:

“Eurodollar Rate” means (a) for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Eurodollar Rate Loan for such Interest Period by (ii) one minus the Eurodollar Reserve Percentage for such Eurodollar Rate Loan for such Interest Period and (b) for any day with respect to any Base Rate Loan bearing interest at a rate based on clause (c) of the definition of Base Rate, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Base Rate Loan for such day by (ii) one minus the Eurodollar Reserve Percentage for such Base Rate Loan for such day.

(k) Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Eurodollar Rate Loan” set forth therein and replacing it with the following:

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.

(l) The definition of “Funded Indebtedness” in Section 1.01 of the Credit Agreement is hereby amended to (i) delete the “and” at the end of clause (i), (ii) replace the “.” with “; and” at the end of clause (j) and (iii) to add the following new clause (k) to the end thereof:

(k) the Lawlor Judgment Liability.

(m) The definition of “Letter of Credit Sublimit” in Section 1.01 of the Credit Agreement is hereby amended by deleting such definition and replacing it with the following:

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) $10,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

(n) The definition of “Loan Documents” in Section 1.01 of the Credit Agreement is hereby amended by deleting such definition and replacing it with the following:

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Joinder Agreement, the Incremental Term Loan Joinder Agreement, the Collateral Documents, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 of this Agreement, amendments to this Agreement and the Fee Letter.

(o) The definition of “Maturity Date” in Section 1.01 of the Credit Agreement is hereby amended to delete such definition and replace it with the following:

“Maturity Date” means February 21, 2013.

(p) Section 2.03(a)(iii)(E) of the Credit Agreement is hereby amended to delete such subsection and replace it with the following:

(E) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(q) Section 2.03(c)(ii) of the Credit Agreement is hereby amended by inserting “(and the Administrative Agent may apply Cash Collateral provided for this purpose)” immediately following the reference to “make funds available” therein.

(r) Section 2.03(d)(i) of the Credit Agreement is hereby amended by replacing the reference to “cash collateral” therein with “Cash Collateral”.

(s) Section 2.03(g) of the Credit Agreement is hereby amended to delete such subsection and replace it with the following:

(g) [Reserved]

(t) The first sentence of Section 2.03(i) of the Credit Agreement is hereby amended by inserting the following proviso at the end thereof:

; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account.

(u) The third sentence of Section 2.04(c)(i) of the Credit Agreement is hereby amended by inserting “(and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan)” immediately following the reference to “in immediately available funds” therein.

(v) Section 2.07(c) of the Credit Agreement is hereby amended by deleting the principal amortization schedule set forth therein and replacing it with the following:

Payment Dates	Principal Amortization Payment
September 30, 2011	$1,500,000
December 31, 2011	$1,750,000
March 31, 2012	$2,000,000
June 30, 2012	$3,250,000
September 30, 2012	$3,750,000
December 31, 2012	$4,000,000
Maturity Date	Outstanding Principal Balance of Term Loan

(w) Section 2.09(a) of the Credit Agreement is hereby amended to delete such section and replace it with the following:

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) at a rate per annum equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (y) the Outstanding Amount of Revolving Loans and (z) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date; provided, that (A) no Commitment Fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (B) any Commitment Fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Revolving Commitments.

(x) The first sentence of Section 2.10(a) of the Credit Agreement is hereby amended to delete such sentence and replace it with the following:

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.

(y) Section 2.13(ii) of the Credit Agreement is hereby amended to delete such subsection and replace it with the following:

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

(z) Article II of the Credit Agreement is hereby amended to add the following two new Sections 2.14 and 2.15 to the end thereof:

2.14 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender) and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any Lien of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.04, 2.05, 2.15 or 9.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied in satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender or the assignment of such Defaulting Lender’s Loan pursuant to Section 11.06(b)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 9.03) and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to the pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. The Defaulting Lender (x) shall not be entitled to receive any Commitment Fee pursuant to Section 2.09(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (x) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (y) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determined to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(aa) Section 3.02 of the Credit Agreement is hereby amended to delete such section and replace it with the following:

3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the

Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(bb) Section 3.03 of the Credit Agreement is hereby amended to delete such section and replace it with the following:

3.03 Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(cc) The last paragraph of Section 3.04 of the Credit Agreement is hereby amended to delete such paragraph and replace it with the following:

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(dd) Section 8.11 of the Credit Agreement is hereby amended by inserting the following new subsection (c) thereto:

(c) Minimum Liquidity. Permit the Consolidated Liquidity as of the end of any fiscal quarter of the Borrower to be less than $10,000,000.

(ee) The last paragraph of Section 9.03 of the Credit Agreement is hereby amended by replacing the reference to “Section 2.03” with “Sections 2.03 and 2.14”.

(ff) The last paragraph of Section 11.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

provided, however, that notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use Cash Collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

(gg) Section 11.06(b)(iv) of the Credit Agreement is hereby amended to delete such subsection and replace it with the following:

(iv) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural person.

(hh) Section 11.06(b)(v) of the Credit Agreement is hereby amended to delete such subsection and replace it with the following:

(v) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(ii) Section 11.06(c) of the Credit Agreement is hereby amended to add the following new sentence at the end thereof:

In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.

(jj) The first sentence of Section 11.06(d) of the Credit Agreement is hereby amended by inserting “, a Defaulting Lender,” immediately after the reference to “other than a natural person” in the first parenthetical therein.

(kk) The first sentence of Section 11.08 of the Credit Agreement is hereby amended by adding the following proviso at the end thereof:

; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

(ll) Section 11.12 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

(mm) Schedule 2.01 of the Credit Agreement is hereby amended in its entirety to read as provided as Schedule 2.01 attached hereto.

2. Consent. The Lenders hereby consent to the Borrower’s termination on a non pro-rata basis of the Revolving Commitments of Brown Brothers Harriman & Co. and Manufacturers and Traders Trust Company as of the date hereof.

3. Conditions Precedent. This Amendment shall become effective upon the satisfaction of the following conditions:

(a) receipt by the Administrative Agent of counterparts of this Amendment duly executed by the Borrower, the Guarantor, the Administrative Agent and each of the Lenders;

(b) after giving effectiveness to the Master Assignment Agreement referenced in Section 3(g) herein, the Borrower shall have prepaid the Term Loan on the date hereof in a principal amount of at least $3,000,000;

(c) the receipt by the Administrative Agent, for the account of each Lender that provides the Administrative Agent with an executed counterpart of this Amendment, of a fee equal to the amount of fifteen basis points (0.15%) multiplied by the aggregate amount of each such Lender’s (a) Revolving Commitment and (b) portion of the Term Loan, if any, outstanding as of the date hereof (after giving effect to the prepayment of the Term Loan required by clause (b) above on the date hereof).

(d) receipt by the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as successor to BAS, of all fees due and owing to them, together with reimbursement for all reasonable expenses of the Administrative Agent (including, without limitation, the fees and expenses of Moore & Van Allen, PLLC, counsel to the Administrative Agent);

(e) Receipt by the Administrative Agent of the following:

(i) certificate from a secretary or assistant secretary of each Loan Party delivering the Organization Documents of each Loan Party as of the effective date of this Amendment;

(ii) such certificates of resolutions or other action of each Loan Party as the Administrative Agent may require evidencing the authority of each Loan Party to enter into this Amendment; and

(iii) such documents and certifications as the Administrative Agent may require to evidence that the Borrower is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation;

(f) receipt by the Administrative Agent simultaneously with the effectiveness of this Amendment of evidence that the Borrower has terminated the Revolving Commitments of Brown Brothers Harriman & Co. and Manufacturers and Traders Trust Company; and

(g) receipt by the Administrative Agent of the Master Assignment Agreement dated as of the date hereof (and effective prior to the effectiveness of this Amendment), in form and substance reasonably satisfactory to the Administrative Agent, with respect to the assignments of the Term Loans referenced therein.

4. Miscellaneous.

(a) The Credit Agreement (as modified by this Amendment), and the obligations of the Loan Parties thereunder and under the other Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms.

(b) The Borrower and the Guarantors hereby represent and warrant as follows:

(i) Each Loan Party has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(ii) This Amendment has been duly executed and delivered by the Loan Parties and constitutes each of the Loan Parties’ legal, valid and binding obligations, enforceable against it in accordance with its terms, except as such enforceability may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(iii) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by any Loan Party of this Amendment other than those which have been obtained and are in full force and effect.

(c) The Loan Parties represent and warrant to the Lenders that (i) the representations and warranties of the Loan Parties set forth in Article VI of the Credit Agreement and in each other Loan Document are true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects on and as of the date hereof) as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate solely to an earlier date and (ii) no event has occurred and is continuing which constitutes a Default or an Event of Default.

(d) This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by telecopy shall be effective as an original and shall constitute a representation that an executed original shall be delivered.

(e) THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[remainder of page intentionally left blank]

Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	ONLINE RESOURCES CORPORATION, a Delaware corporation

	By:	/s/ ONLINE RESOURCES CORPORATION

GUARANTOR:	PRINCETON ECOM CORPORATION, a Delaware corporation

	By:	/s/ PRINCETON ECOM CORPORATION

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.

	By:	/s/ BANK OF AMERICA, N.A.

LENDERS:	BANK OF AMERICA, N.A., as a Lender, Swing Line Lender and L/C Issuer

	By:	/s/ BANK OF AMERICA, N.A.

SILICON VALLEY BANK

By:	/s/ SILICON VALLEY BANK

SUNTRUST BANK

By:	/s/ SUNTRUST BANK
Name:
Title:

CAPITAL ONE NA

By:	/s/ CAPITAL ONE NA

ONLINE RESOURCES CORPORATION

SECOND AMENDMENT TO CREDIT AGREEMENT

Schedule 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Revolving Commitment	Pro Rata Shares	Term Loan Commitment	Pro Rata Shares
Bank of America, N.A.	$9,000,000.00	75.000000000%	$6,933,067.62	29.191863633%
Silicon Valley Bank	$3,000,000.00	25.000000000%	$7,413,551.40	31.214953263%
SunTrust Bank	$0.00	0.000000000%	$8,565,145.68	36.063771284%
Capital One NA	$0.00	0.000000000%	$838,235.30	3.529411790%
Total	$12,000,000.00	100.000000000%	$23,750,000.00	100.000000000%